Exhibit 99.2
[Logo]
                                                    Level 3 Communications, Inc.
                                                         1025 Eldorado Boulevard
                                                            Broomfield, CO 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE


FOR IMMEDIATE RELEASE

Level 3 Contacts:

Media:            Josh Howell                       Investors:        Robin Grey
                  720/888-2517                                      720/888-2518



                 Level 3 Provides Updated Financial Information


BROOMFIELD,   Colo.,   February  25,  2002  --  Level  3  Communications,   Inc.
(Nasdaq:LVLT) today announced that it has signed a definitive agreement to acquire CorpSoft, Inc., which conducts business under the name Corporate Software. As a result of this transaction, the company is updating certain financial information.

Financial Projections: Level 3 expects to meet or exceed first quarter 2002 financial projections provided on January 29, including positive Consolidated EBITDA for the first quarter. The company plans to provide full year 2002 projections in April in conjunction with reporting its first quarter 2002 results.

Credit Facility: The company has a $1.775 billion senior secured credit facility. Currently, $1.125 billion of the $1.775 billion senior secured credit facility is drawn. The balance represents the undrawn $650 million revolving credit facility.

The credit facility has customary covenants, or requirements that the company and certain of its subsidiaries must meet to remain in compliance with the contract, including a financial covenant that measures minimum revenues (Minimum Telecom Revenue). The subsidiaries of the company that must comply with the terms and conditions of the credit facility are referred to as Restricted Subsidiaries.

The Minimum Telecom Revenue covenant generally requires that the company meets or exceeds specified levels of cash revenue from communications and information services businesses generated by the Restricted Subsidiaries. The Minimum Telecom Revenue covenant is calculated quarterly on a trailing four quarter basis. The Restricted Subsidiaries currently include those engaged in the company's communications businesses and certain subsidiaries of (i)Structure engaged in the company's information services businesses.

Those subsidiaries of the company that are not subject to the limitations of the Credit Agreement are referred to as Unrestricted Subsidiaries. The Unrestricted Subsidiaries include Level 3's coal mining and toll road properties and its holdings in RCN Corporation and Commonwealth Telephone Enterprises, Inc.

On January 29, 2002, the company stated that it was in compliance with all of the terms, conditions, and covenants under its credit facility and expected to remain in compliance through the end of the first quarter based on its publicly disclosed financial projections. However, the company stated that if sales, disconnects and cancellations were to continue at the levels experienced during the second half of 2001, it may violate the Minimum Telecom Revenue covenant as early as the end of the second quarter 2002. The company also stated that to the extent the company's operational performance improves or it completes acquisitions that generate sufficient incremental revenue, a potential violation of the covenant could be delayed beyond the second quarter of 2002 or eliminated entirely.

Level 3 announced earlier today that it has signed a definitive agreement to acquire Corporate Software, Inc., a Norwood, Massachusetts based marketer, distributor and reseller of business software. Corporate Software had 2001 revenues of approximately $1.1 billion. Corporate Software had 2001 EBITDA of approximately $18 million, excluding stock-based compensation expense, one-time restructuring charges and other non-recurring employee costs. The transaction is expected to close by the end of the first quarter 2002. Upon closing, revenues as measured by the Minimum Telecom Revenue covenant will include Corporate Software revenues.

"As a result of this transaction, we believe that the company will remain in compliance with the terms and conditions of our credit facility until the second half of 2003," said Sureel Choksi, CFO of Level 3. "This expectation assumes that we take no other actions, our sales levels do not improve beyond those experienced during the second half of 2001, and disconnects and cancellations trend down during the second half of 2002 in accordance with the company's previously disclosed customer credit analysis."

"Additionally, given other actions the company may take, and based on our longer term expectations for improvements in our rate of sales, disconnects and cancellations, new product and service introductions and the potential for additional acquisitions, we believe we will continue to remain in compliance with the terms and conditions of our credit facility over the term of that agreement," added Choksi.

Funding Update: As of the end of fourth quarter 2001, Level 3 had available liquidity of approximately $2.1 billion, consisting of $1.5 billion in cash and marketable securities and $650 million under its undrawn and available revolving credit facility. These amounts exclude any proceeds from the sale of non-strategic assets, such as the proposed Commonwealth Telephone transaction described below.

Since the end of 2001, Level 3 has completed a number of strategic transactions, including the sale of its Asian operations to Reach Ltd. As a result of this sale, the company expects to save approximately $300 million through free cash flow breakeven. Additionally, Level 3 has closed the acquisition of McLeodUSA's wholesale Internet dial access business.

Level 3 has also recently announced or completed certain financial transactions to further strengthen its balance sheet and funding position. On February 8, 2002, the company announced its plan to sell approximately 2.75 million shares of Commonwealth Telephone in an underwritten public offering. Additionally, during the first quarter, Level 3 has retired approximately $195 million face amount of debt securities, approximately half through debt for equity swaps and the balance using excess cash to repurchase debt. Including these transactions, Level 3 has retired approximately $2.1 billion face amount of debt over the past six months on what the company believes are attractive terms.

"Taking into account all recent transactions and events," said James Q. Crowe, CEO of Level 3, "we believe that Level 3 remains fully funded to free cash flow breakeven with a substantial cushion in accordance with our business plan, even if our current rate of sales does not improve over time."

Level 3 will hold an investor conference call to discuss the transaction and to provide a financial update at 11 a.m. eastern time today. The dial-in numbers are (651) 291-0900 and (612) 338-1917. Additionally, the conference call will be webcast on Level 3's website, www.Level3.com. A replay of the conference call will be available until Wednesday, February 27, 2002 at (320) 365-3844, access code 629107, as well as on Level 3's web site, www.Level3.com.

About Level 3 Communications

Level 3 (Nasdaq:LVLT) is a global communications and information services company offering a wide selection of services including IP services, broadband transport, colocation services and the industry's first Softswitch based services. Its Web address is www.Level3.com.


Forward Looking Statement

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.



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